EXHIBIT 99.1

Contact:	Gary Smith
Vice-President &
Chief Financial Officer
(205) 942-4292

HIBBETT CHANGES NAME TO HIBBETT SPORTS, INC.

BIRMINGHAM, Ala. (February 12, 2007) – Hibbett Sporting Goods, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced that Hibbett Sports, Inc. became the holding company for Hibbett Sporting Goods, Inc., effective February 10, 2007. Each stockholder of Hibbett Sporting Goods, Inc. will exchange their shares on a one-for-one basis for common stock of Hibbett Sports, Inc. The holding company was formed to correct a technical error with respect to certain of the company’s shares and to separate the new parent organization from the existing operating business.

Hibbett Sports, Inc. intends to mail to all stockholders instructions regarding the process for exchanging their Hibbett Sporting Goods, Inc. common stock for common stock of Hibbett Sports, Inc. The common stock of Hibbett Sports, Inc. carries the same rights as the common stock of Hibbett Sporting Goods, Inc. and will trade on the Nasdaq Global Select Market under the ticker symbol, “HIBB.”

Hibbett Sporting Goods, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Sunbelt, Mid-Atlantic and Midwest. The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate. Such statements, where present, are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition. For a complete description of these factors, as well as others which could affect our business, you should carefully review the "Risk Factors," "Business," and "MD&A" sections in our Annual Report on Form 10-K filed on April 13, 2006 and our most recent prospectus supplement filed May 2, 2003. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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